EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ATOSSA GENETICS INC.,

ACUEITY HEALTHCARE, INC.

AND

TED LACHOWICZ, AS THE STOCKHOLDER REPRESENTATIVE
(for the limited purposes described)

DATED AS OF SEPTEMBER 30, 2012

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made as of September 30, 2012 by and among Acueity Healthcare, Inc., a Delaware corporation (the “Company”), Atossa Genetics Inc., a Delaware corporation (“Buyer”), and Ted Lachowicz, solely in the capacity as stockholders’ representative and only for the express purposes provided for herein (the “Stockholder Representative”).

WHEREAS, the Board of Directors of Buyer has determined that it is advisable and in the best interests of its stockholders that Buyer purchase from the Company substantially all of the assets of the Company in exchange for capital stock of the Buyer (the “Asset Purchase”) on the terms set forth herein, and, in furtherance thereof, has approved this Agreement and the transactions contemplated herein;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of its stockholders that Buyer purchase from the Company substantially all of the assets of the Company in exchange for the capital stock of the Buyer on the terms set forth herein, and, in furtherance thereof, has approved this Agreement and the transactions contemplated herein;

WHEREAS, the Company Stockholders (as defined below) have approved this Agreement and the other transactions contemplated by this Agreement in accordance with Delaware Law (as defined below);

WHEREAS, in connection with the Asset Purchase, the Company shall liquidate and distribute to its stockholders all of its right, title and interest in and to the Stock Consideration (as defined below) received in exchange for the Purchased Assets (as defined below) and Assumed Liabilities (as defined below); and

WHEREAS, the Company and Buyer intend for the Asset Purchase followed by the liquidation of the Company (together, the “Reorganization”) to constitute a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code (a “Tax-Free Reorganization”) and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.          Definitions.

1.1.          Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Actions or Proceedings” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, or other litigation (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

“Affiliate” means, with respect to any Person, (i) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (ii) with respect to any natural person or individual, such Person’s immediate family members and any trust or family partnership for the benefit of such Person or such Person’s immediate family members.

“Ancillary Agreements” means the Bill of Sale and Assignment, the Assumption Agreement, the Consulting Agreement, the Board Observer Agreement, the General Release of Claims and Investment Representation Letter.

“Assets and Properties” and “Assets or Properties” of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assumption Agreement” means the Assumption Agreement to be executed by Buyer and the Company at the Closing, substantially in the form of Exhibit A.

“Babcock Note Purchase Agreement” means that certain Note Purchase Agreement dated as of September 28, 2012 by and between the Company and James Babcock.

“Babcock Note” means that certain convertible promissory note in the aggregate principal amount of $50,000 issued pursuant to the Babcock Note Purchase Agreement.

“Benefit Plan” means any Plan established, arranged, maintained or contributed to by the Company, existing prior to or at the date hereof, and under which Employees or former Employees of the Company or beneficiaries thereof are covered, are eligible for coverage or have benefit rights.

“Bill of Sale and Assignment” means the Bill of Sale and Assignment to be executed by the Company at the Closing, substantially in the form of Exhibit B.

“Board Observer Agreement” means the Board Observer Agreement to be executed by the Buyer and Ted Lachowicz at Closing, substantially in the form of Exhibit C.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Buyer Common Stock” means shares of the common stock, par value $0.001 per share, of Buyer.

“Buyer Disclosure Schedule” means the disclosure schedule attached hereto that sets forth the exceptions to the representations and warranties contained in Section 4 hereof and certain other information called for by Section 4.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Disclosure Schedule” means the disclosure schedule attached hereto that sets forth the exceptions to the representations and warranties contained in Section 3 hereof and certain other information called for by Section 3.

“Company Financial Statements” means (i) the unaudited balance sheets of the Company as of June 30, 2012 and December 31, 2011 and the related statements of operations, stockholders’ equity and cash flows for the six-month period ended June 30, 2012 and for the years ended December 31, 2011 and December 31, 2010, and (ii) the Interim Financial Statements.

“Company Indebtedness” means all obligations and liabilities created, issued, or incurred by the Company for borrowed money, including, without limitation, bank loans, mortgages, notes payable, capital lease obligations, guarantees of indebtedness of others and all principal, interest, fees, prepayment penalties or amounts due or owing with respect thereto.

“Company Noteholder” means a holder of Convertible Bridge Notes as of immediately prior to the date hereof.

“Company Stock” means all shares of Company Common Stock issued and outstanding immediately prior to the date hereof.

“Company Stockholders” means holders of Company Common Stock immediately prior to the date hereof.

“Consulting Agreement” means the Consulting Agreement to be executed by Buyer and Roberta Lee at the Closing, substantially in the form of Exhibit D.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Company is a party or by which any of the Company’s assets are bound.

“Convertible Bridge Notes” means the Primary Bridge Notes, the Babcock Note and the TCDT Note.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Defined Benefit Plan” means a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

“Delaware Law” means the Delaware General Corporation Law.

“Device Regulations” means any Law relating to any Regulated Product in the United States, the European Union or any other country or jurisdiction.

“Directive” means the European Union Directive, 93/42/EEC (OJ No L 169/1, 12 July 1993), as amended.

“Employee” means any Person designated as, or deemed to be, an employee of the Company or its Affiliates, whether such status arises by contract or applicable Law, and whether such employment is part-time, full-time, temporary, permanent, or otherwise.

“Encumbrances” means any mortgage, pledge, assessment, security interest, deed of trust, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future, except for Permitted Encumbrances.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to the past or current operation of the business of the Company, whether contingent or fixed, actual or potential, known or unknown, that (i) arise under or relate to matters governed by Environmental Requirements or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 3.19

. and (ii) arise from or relate in any way to actions occurring or conditions existing on or prior to the date hereof.

“Environmental Requirements” means all Laws and any judicial or administrative interpretation thereof, including all judicial and administrative orders and determinations, and all contractual obligations, in each case concerning public health and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to or on the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the Department of Treasury and Department of Labor regulations promulgated thereunder.

“Excluded Taxes” means (i) all Taxes of the Company or any of their Affiliates, or for which the Company or any of their Affiliates is liable, for any taxable period other than Taxes relating to the Purchased Assets or the Assumed Liabilities; (ii) all Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period; and (iii) all Taxes relating to the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the date hereof and, with respect to any taxable period beginning before and ending after the date hereof, for the portion of such taxable period ending on the date hereof, except as provided in Section 6.4(b).

“Fair Market Value” means the price of the Buyer Common Stock determined by the first of the following clauses that applies: (a) if the Buyer Common Stock is then listed or quoted on a national securities exchange, then the closing price of the Buyer Common Stock for such date (or the nearest preceding date), (b) if the Buyer Common Stock is then quoted on the OTC Bulletin Board, then the average of the closing bid and ask price of the Buyer Common Stock for such date (or the nearest preceding date), (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board, and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), then the average of the closing bid and ask price of the Buyer Common Stock for such date, or (d) in all other cases, the fair market value of a share of Common Stock as determined in good faith by Buyer’s Board of Directors.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et. seq.) and all regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement.

“General Release of Claims” means the General Release of Claims to be executed by and between the Company and each individual and entity set forth on Schedule 2.6 at Closing, substantially in the form of Exhibit E.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

“Holdback Shares” means 75,000 shares of Buyer Common Stock.

“Insider” means any officer, director, employee, stockholder or other Affiliate of the Company or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest.

“Intellectual Property” means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto; (ii) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (collectively, “Patents”); (iii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, “Trademarks”), (iv) copyrightable works, all copyrights and all registrations, registration applications and renewals in connection therewith and mask works and all registrations, registration applications and renewals in connection therewith (collectively, “Copyrights”); (v) trade secrets and confidential business information (including, without limitation, product and manufacturing specifications, data, know-how, inventions and ideas, past and current development and current and anticipated customer requirements and market studies); (vi) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies of tangible embodiments thereof (in whatever form or medium); (vii) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however documented; (viii) all industrial designs and any registrations and applications therefor; (ix) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; (x) all databases and data collections and all rights therein (items (v)-(x) shall, to the extent not patented or copyrighted, be referred to as “Trade Secrets and Other Proprietary Information”); and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interim Financial Statements” means the unaudited balance sheet and the related statement of operations and stockholders’ equity for the Company for the eight-month period ended August 31, 2012.

“Investor Representation Letter” means the Investor Representation Letter to be executed by each individual and entity set forth on Schedule 2.6 at Closing, substantially in the form of Exhibit F.

“IP Assignment Agreement” means the IP Assignment Agreement to be executed by the Company and Buyer at the Closing, substantially in the form of Exhibit G.

“Knowledge Group” means each of the directors and officers of Buyer or the Company, as the case may be.

“Knowledge of Buyer” or “Known to Buyer” means such matters as may be actually known or reasonably should have been known by any member of the Knowledge Group of Buyer after reasonable investigation and shall not refer to the knowledge of any other Person.

“Knowledge of the Company” or “Known to the Company” means such matters as may be actually known or reasonably should have been known by any member of the Knowledge Group of the Company and shall not refer to the knowledge of any other Person.

“Law” means any federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental or Regulatory Authority.

“Leased Real Property” means the real property leased, subleased or licensed by the Company, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property and other assets of every kind, nature and description of the Company located at or attached or appurtenant thereto and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing.

“Liabilities” means any liability, debt, obligation (including any Tax), commitment, cause of action, or other loss or expense of any kind, whether known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

“Limitation Date” means, with respect to the Buyer, the expiration of the applicable statute of limitations for claims that may be asserted under Section 8 and, with respect to the Company, the Holdback Delivery Date.

“Material Adverse Effect” means with respect to Buyer or the Company, as the case may be, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, assets or prospects of such party (and its subsidiaries if any) taken as a whole, or (b) on the ability of such party to consummate the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect” shall not include any effect attributable to general economic changes or general changes in the industry in which the Person is engaged to the extent they do not materially disproportionately affect the Person in relation to other companies in the industry in which the Person is engaged.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the action of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Parties” (collectively) or “Party” (individually) shall refer to the Company, the Company Stockholders and/or the Buyer.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

“Permitted Encumbrance” means (i) any Encumbrance for Taxes not yet due or delinquent, (ii) any Encumbrance for Taxes, assessments and other charges or claims with respect to Taxes, the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the Ordinary Course of Business of the Company, (iv) mechanic’s and materialmen’s liens for construction or alterations in progress and for like obligations not yet due and payable, (v) statutory liens of landlords and workmen’s, repairmen’s warehousemen’s and carrier’s liens arising in the Ordinary Course of Business and for like obligations not yet due and payable, and (vi) requirements incurred or other Encumbrances relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar statutory requirements.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, or association.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation right, phantom stock, cafeteria, life, health, accident, disability, workers’ compensation or other insurance, severance, separation or other employee benefit plan, agreement or arrangement, whether written or unwritten, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Primary Bridge Note Purchase Agreement” means that certain Note Purchase Agreement dated as of September 28, 2012 by and among the Company and the persons and entities listed on the signature page thereto.

“Primary Bridge Notes” means those certain convertible promissory notes in the aggregate principal amount of $415,000 issued pursuant to the Primary Bridge Note Purchase Agreement.

“Purchase Price” has the meaning set forth in Section 2.4;

“Regulatory Applications” means all investigational device applications, 510(k) pre-market notifications, pre-market approval applications, supplemental pre-market approval applications, Notified Body dossiers, master files, and any other permits, approvals, registrations, licenses, grants, authorizations, exemptions, orders, certifications, conformity assessments, declarations or consents relevant to any Regulated Product or required under any device regulation (including all CE marks and any applications or assessments to obtain marking authorization outside of the United States), whether pending or approved or cleared by a relevant Governmental or Regulatory Authority, including all supplements or amendments thereto and all information submitted with or incorporated by reference therein.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 2.4;

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

“TCDT Note Purchase Agreement” means that certain Note Purchase Agreement dated as of September 28, 2012 by and between the Company and TCDT, LLC.

“TCDT Note” means that certain convertible promissory note in the aggregate principal amount of $100,000 issued pursuant to the TCDT Note Purchase Agreement.

“Tax Return” means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any Taxing authority with respect to Taxes.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets and Other Proprietary Information” has the meaning set forth in the definition of “Intellectual Property.”

“Warrant” means the Warrant to purchase shares of the Buyer’s Common Stock substantially in the form of Exhibit H.

“Warrant Shares” means shares of Buyer Common Stock issuable upon the exercise of the Warrants.

1.2.          Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or;” and (f) “including” means “including without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 2.          Purchase and Sale of Assets.

2.1.          Purchase of Assets.

(a)          Purchased Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase, and the Company shall sell, convey, assign, transfer and deliver to Buyer, all of the assets, properties, rights, titles and interests, other than the Excluded Assets, of every kind or nature owned, leased, licensed or otherwise held by the Company (including indirect and other forms of beneficial ownership) as of the date hereof, whether tangible, intangible, real, personal or mixed and wherever located, including all of the following assets (collectively, the “Purchased Assets”):

(i)          all cash and cash equivalents, consisting of at least $400,000 (the “Cash Assets”);

(ii)         all accounts receivable, notes receivable and other amounts receivable from third parties, including customers and employees, and all correspondence with respect thereto;

(iii)        subject to Section 2.3, all rights existing under all Contracts to which the Company is a party, including each Contract set forth on Schedule 3.13, Schedule 3.14 and Schedule 3.18 (collectively, the “Assumed Contracts”);

(iv)        all claims, deposits, prepayments, prepaid expenses, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds), except for any of the foregoing to the extent they relate to Excluded Assets or Excluded Liabilities;

(v)         all inventory, samples, equipment, molds, tools, spare parts and accessories relating to the Company’s Viaduct Miniscope, Excisor Bioptome, Acueity Medical Light Source, and Viaduct Microendoscope;

(vi)        all Intellectual Property, including all Regulated Products;

(vii)       all Permits;

(viii)      all insurance, warranty and condemnation net proceeds received after the date hereof with respect to damage, non conformance of or loss to the Purchased Assets;

(ix)         all books and records, including ledgers, correspondence, lists, studies and reports and other printed or written materials, including, without limitation, all lists and records pertaining to customers, personnel, agents, suppliers, distributors and pricing, purchase and sale records, quality control records, research and development files, files and data, company manuals and other business related documents and materials, whether written, electronic or otherwise, all telephone and facsimile numbers and internet access (including email) accounts, and all information relating to Taxes; provided, that the Company may retain copies of any records as may be required by applicable Law; and

(x)          all other assets of any kind or nature of the Company.

(b)          Excluded Assets. Notwithstanding the foregoing, the following assets of the Company are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the assets to be conveyed as contemplated hereby :

(i)          the general ledgers, accounting records, minute books, statutory books and corporate seals; provided that Buyer shall be given copies of the general ledgers and accounting records as such documents exist as of the date hereof;

(ii)         the personnel records and any other records that the Company is required by Law to retain in its possession

(iii)        all tangible personal property, excluding the assets set forth in Section 2.1(a)(v); and

(iv)        all bank accounts.

2.2.         Assumption of Liabilities.

(a)          Assumed Liabilities. At the Closing, Buyer shall assume and shall agree to pay, defend, discharge and perform as and when due and performable the following specific Liabilities of the Company (the “Assumed Liabilities”):

(i)          all Liabilities arising under each Assumed Contract from and after the Closing (other than Liabilities attributable to any failure by the Company to comply with the terms thereof).

(b)          Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of the Company or Affiliate thereof (or any predecessor owner of all or part of the Company’s business or assets) of whatever nature whether currently in existence or arising or asserted hereafter. All such other Liabilities shall be retained by and remain Liabilities of the Company or its Affiliates (all such Liabilities not being assumed are herein referred to as the “Excluded Liabilities”). Without limiting the foregoing, none of the following shall be Assumed Liabilities for purposes of this Agreement:

(i)          those amounts listed under the headings “accounts payable” and “accrued expenses” in the Company Financial Statements;

(ii)         those amounts incurred in the Ordinary Course of Business since the date of the Company Financial Statements which would have been listed under the headings “accounts payable” and “accrued expenses” if the Company Financial Statements had been prepared as of the date hereof;

(iii)        all Excluded Taxes;

(iv)        all Company Indebtedness;

(v)         all litigation;

(vi)        all Liabilities relating to or arising out of the Excluded Assets;

(vii)       all Liabilities relating to or arising out of any warranty obligation of the Company in respect of products sold or services rendered prior to the date hereof; and

(viii)      all Environmental Liabilities.

2.3.         Assignment of Contracts and Rights. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to assign any Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or the Company thereunder. The Company will use its reasonable best efforts to obtain the consent of the other parties to any such Contract for the assignment thereof to Buyer or its designated Affiliate as Buyer may request. Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Buyer or the Company thereunder so that Buyer would not in fact receive all rights under such Contract, the Company and Buyer will cooperate in an arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which the Company would enforce, at Buyer’s expense, for the benefit of Buyer, with Buyer assuming at Buyer’s expense the Company’s obligations, any and all rights of the Company against a third party thereto. The Company will promptly pay to Buyer when received all monies received by the Company under any such Contracts, and Buyer shall pay, defend, discharge and perform all Liabilities under such Contracts.

2.4.          Consideration. The consideration for the Purchased Assets (the “Purchase Price”) shall be 862,500 shares of Buyer Common Stock (the “Shares”) and warrants, in the form attached hereto as Exhibit H, to purchase 325,000 shares of Buyer Common Stock (the “Warrants” and, together with the Shares, the “Stock Consideration”), payable as set forth below, plus the aggregate amount of any Assumed Liabilities, which shall be payable in accordance with Section 2.6 below. Buyer shall be entitled to deduct from the Purchase Price any amounts required to be withheld and deducted under the Code or other applicable Tax Law. Any amount so deducted shall be remitted by Buyer to the appropriate Governmental or Regulatory Authority. To the extent such amounts are withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company as part of the Purchase Price.

2.5.          Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof “virtually” by means of the electronic exchange of signature pages by fax or e-mail (with originals to follow promptly thereafter). All transactions shall be deemed to occur at 11:58 p.m. on the date hereof, and the Closing shall be effective as of 11:59 p.m. on the date hereof. The Closing need not occur on a Business Day and, in the event that the Closing occurs on a day that is not a Business Day, the parties shall be permitted up to two additional Business Days after the Closing to deliver, or cause to be delivered, any such property, rights or assets as may be required under this Section 2.

2.6.          Payment of the Purchase Price. Buyer shall deliver or cause to be delivered to the Company the Stock Consideration in accordance with this Section 2.6

.

(a)          At the Closing, and subject to the last sentence of Section 2.5, Buyer shall (i) deliver to the registrar and transfer agent for Buyer Common Stock irrevocable instructions to cause the shares of Buyer Common Stock, minus the Holdback Shares issuable to the individuals and entities set forth on Schedule 2.6, (the “Closing Shares”), and in the amounts set forth beside such individuals’ and entities’ names, to be issued in book entry form, with such issuance to be as of the Closing, and (ii) issue certificates for the Holdback Shares issuable to the individuals and entities set forth on Schedule 2.6 in the amounts set forth beside such individuals’ and entities’ names (the “Holdback Share Certificates”), which such Holdback Share Certificates (and the Holdback Shares represented thereby) shall be issued as of the Closing and retained by Buyer to be held in escrow in accordance with Section 2.6(b) below. Promptly following the Closing, Buyer shall deliver to the individuals and entities set forth on Schedule 2.6 , and in the amounts set forth beside such individuals’ and entities’ names, the Warrants to which they are entitled. Following payment of the Stock Consideration to the individuals and entities set forth on Schedule 2.6, the fair market value of the assets of the Company will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

(b)          From and after the Closing and subject to this Section 2.6(b), Buyer shall hold the Holdback Share Certificates in escrow for the benefit of the owners thereof to satisfy the indemnification obligations under Section 8.3 of this Agreement. On the date that is six months from the Closing (the “Holdback Delivery Date”), all Holdback Share Certificates (and the Holdback Shares evidenced thereunder) shall automatically and without any further action by any party be released from the escrow provided for in this Section 2.6(b) free and clear of all Encumbrances, and Buyer shall promptly deliver to the owner thereof or cause to be promptly delivered to the owner thereof all of the Holdback Share Certificates (and the Holdback Shares evidenced thereunder) to such individuals and/or entities set forth on Schedule 2.6; provided, however, that the number of Holdback Shares that are to be delivered pursuant to this Section 2.6(b) shall be reduced by any Damages that may be recovered by any Buyer Indemnified Party pursuant to Section 8 (including any claims for indemnification that remain pending as of the Holdback Delivery Date). In reducing the number of Holdback Shares that are to be delivered on the Holdback Delivery Date, the Buyer shall value the Holdback Shares with reference to the Fair Market Value of the Buyer Common Stock at the time that such claim for indemnification is first submitted to the Stockholder Representative, provided that in no event shall the value be less than $4.00 per share (as may be adjusted for any stock splits or recapitalization events). In the event that the number of Holdback Shares is reduced as a result of indemnification claims that remain pending as of the Holdback Delivery Date (which, for the avoidance of doubt, shall remain in escrow for the benefit of the owners thereof pending final resolution of such claims), such Holdback Shares shall be withheld on a Pro Rata (as defined below) basis from each entity and individual, and certificates for the remaining Holdback Shares (after such Pro Rata reduction) shall be delivered to the owners thereof as set forth on Schedule 2.6. For the avoidance of doubt, all Holdback Shares shall be deemed owned of record by each such Company Stockholder and Company Noteholder as of the Closing. The term “Pro Rata” as used herein with respect to each owner of Holdback Shares means a fraction, the numerator of which is the number of Holdback Shares owned by such individual or entity as of the Closing and the denominator of which is 75,000.

2.7.          Restricted Stock. The transactions contemplated by this Agreement shall qualify as a private placement under Section 4(2) of the Securities Act and the Stock Consideration issued in connection with this Agreement (and the Warrant Shares issuable upon exercise of the Warrant) shall constitute “restricted securities” under the Securities Act. Except as set forth herein, Buyer shall have no obligation to register such securities under the Securities Act. The Stock Consideration issued in connection with this Agreement (and the Warrant Shares issuable upon exercise of the Warrant) may not be offered, sold, assigned, pledged or otherwise transferred, except following registration of such securities under the Securities Act or in reliance on an exemption from registration under the Securities Act. Any certificates that may be issued representing the Stock Consideration (and the Warrant Shares issuable upon exercise of the Warrant) shall bear the following restrictive legend, in addition to any other applicable legends required under state “blue sky” laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED PURSUANT TO THE PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO BUYER IS OBTAINED BY THE HOLDER OF THIS CERTIFICATE STATING THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION.

2.8.          Tax-Free Reorganization Treatment. Each of the Company and the Buyer (i) shall cause the Reorganization to qualify as a Tax-Free Reorganization and (ii) hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Neither the Company nor the Buyer has taken or will take, either before or after consummation of the Reorganization, any action which, to the knowledge of such party, would cause, nor will either party fail to perform, or otherwise breach, this Agreement in any way which would cause the Reorganization to fail, or result in the Reorganization failing, to constitute a Tax-Free Reorganization. Each of the Company and the Buyer shall (i) report the Reorganization on all Tax Returns and filings as a Tax-Free Reorganization, and (ii) not take any position or action that is inconsistent with the characteristics of the Reorganization as a Tax-Free Reorganization in any audit, administrative proceeding, litigation or otherwise.

Section 3.          Representations and Warranties of the Company.

As a material inducement to Buyer entering into this Agreement, the Company hereby represents and warrants to Buyer, except as expressly set forth in the Company Disclosure Schedule (which exceptions shall be deemed to be representations and warranties as if made hereunder), that:

3.1.          Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Company. The Company has full power and authority, and holds all Permits necessary to carry on its business and to own and use the Assets and Properties owned and used by the Company, except where the failure to have such power and authority or to hold such Permit would not have a Material Adverse Effect on the Company’s business. The Company has delivered or made available to Buyer correct and complete copies of its certificate of incorporation and bylaws, each as amended to date.

3.2.          Capital Stock of the Company.

(a)          The authorized capital stock of the Company consists of (i) 10,000,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), of which 1,135,570 shares are issued and outstanding; and (ii) no shares of capital stock of the Company are held in treasury.

(b)          Schedule 3.2(b) of the Company Disclosure Schedule sets forth a list and description of all Convertible Bridge Notes, including the holder thereof and the aggregate principal and accrued interest due thereunder. Except for the Convertible Bridge Notes, there are no options, warrants, convertible notes or other rights of any kind for the purchase or acquisition of, or any securities convertible or exchangeable for, any capital stock of the Company granted by the Company and currently outstanding. Each Convertible Bridge Note has been granted in compliance with all applicable laws, statutes and regulations, whether federal or state.

3.3.         Authority.

(a)          Authority of the Company. The Company has all necessary corporate power and corporate authority and has taken all action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Without limiting the generality of the foregoing, the Board of Directors of the Company has unanimously: (i) approved and adopted this Agreement and the Ancillary Agreements and the consummation of transactions contemplated hereby and thereby, and (ii) recommended to the Company’s stockholders the approval of this Agreement and the transactions contemplated hereby requiring approval of the Company’s stockholders.

(b)          Approval by Company Stockholders. The Company Stockholders have approved this Agreement in accordance with the applicable provisions of the Delaware Law.

3.4.          No Subsidiaries. Since formation, the Company has never had any record or beneficial ownership in the capital stock of another corporation, limited liability company, partnership or other entity.

3.5.          No Conflicts. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company;

(b)          to the Knowledge of the Company, conflict with or result in a violation or breach of any material term or provision of any law, Order, Permit, statute, rule or regulation of a Governmental or Regulatory Authority applicable to the Company, the business or Assets or Properties of the Company or the capital stock of the Company;

(c)          result in a material breach of, or material default under (or give rise to right of termination, cancellation or acceleration) any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, or any license, agreement or lease to which the Company or any of its Assets and Properties may be bound; or

(d)          result in an imposition or creation of any Encumbrance (other than a Permitted Encumbrance) on the business or Assets or Properties of the Company.

3.6.         Consents and Governmental Approvals and Filings; Third-Party Consents.

(a)          To the Knowledge of the Company, no consent, approval or other action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company is required in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(b)          No consent, approval or authorization of any third party (other than a Governmental or Regulatory Authority) is required in connection with the consummation of the transactions contemplated hereunder except as otherwise obtained prior to the execution of this Agreement or explicitly provided for in this Agreement.

3.7.          Books and Records. The minute books and other material corporate records of the Company within the Company’s possession have been made available to Buyer prior to the date of this Agreement.

3.8.          Company Financial Statements. The Company has previously delivered or made available to Buyer the Company Financial Statements. Such Company Financial Statements have been prepared in conformity with GAAP, and present fairly, in all material respects, the financial position and results of operations of the Company as of the respective dates thereof and for the periods covered thereby; provided that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and certain other presentation items.

3.9.          Absence of Changes. Since June 30, 2012, except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto, the Company has been operated in the Ordinary Course of Business and there has not been:

(a)          any adverse event, occurrence, development or state of related circumstances or facts, not otherwise reflected in the Company Financial Statements, that would be required to appear on financial statements of the Company prepared in accordance with GAAP and that individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(b)          any creation or other incurrence of any Encumbrance on the Assets or Properties of the Company other than Permitted Encumbrances;

(c)          any damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Assets or Properties of the Company which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(d)          the modification, amendment, cancellation, termination, receipt of notice of termination or failure to renew (other than in the Ordinary Course of Business) of any of the contracts material to the Company (or any contract that, but for such modification, amendment, cancellation, termination or failure to renew, would have been a material contract hereunder);

(e)          any sale, assignment, lease or other transfer or disposition of any of the Assets or Properties (or any assets or property that, but for such sale, assignment, lease or other transfer or disposition, would have been an Asset or Property hereunder), other than in the Ordinary Course of Business;

(f)          other than transactions and commitments in the Ordinary Course of Business or those contemplated by this Agreement, any transaction or commitment made by the Company (including the acquisition of any Asset or Property), or any relinquishment by the Company of any material contract or other material right;

(g)          any forgiveness by the Company of any indebtedness for borrowed money or advances payable to the Company;

(h)          any change in any method of accounting or accounting practice by the Company except for any such change after the date hereof required by reason of a concurrent change in GAAP;

(i)          any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve of the Company; or

(j)          any issuance of any stock, bonds or other corporate securities or any right, options or warrants with respect thereto.

3.10.         No Undisclosed Liabilities. Except as disclosed in the Company Financial Statements, and except for liabilities incurred since the date of the Interim Financial Statements in the Ordinary Course of Business which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has no material liabilities (whether absolute, contingent, accrued or otherwise) (including but not limited to any liability for Taxes) that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, nor, to the Knowledge of the Company, is there any basis for any claim against the Company for any such liabilities relating to or affecting the Company or any of its Assets and Properties.

3.11.         Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other tangible Assets and Properties (for greater certainty excluding Intellectual Property) used in or reasonably necessary for the conduct of its business, including all tangible personal property reflected on the Company Financial Statements and any tangible personal property acquired since the date of the Interim Financial Statements other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property, equipment, plants, buildings, structures, facilities and all other tangible Assets and Properties of the Company are free and clear of Encumbrances, other than Permitted Encumbrances.

3.12.        Benefits Plans; ERISA.

(a)          Since inception, the Company has never maintained, contributed to, or been obligated to contribute to any Benefit Plan, including (without limitation) any Defined Benefit Plan or multiemployer plan (as defined in Section (3)(37) or 4001(a)(3) of ERISA).

(b)          The consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any related event thereafter, (i) entitle any current or former Employee or officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual.

3.13.        Real Property. Since inception, the Company has never owned any real property. The Company is currently not a party to any documents or agreements relating to Leased Real Property.

3.14.        Intellectual Property Rights.

(a)          Generally. Section 3.14(a) of the Company Disclosure Schedule sets forth, for the Patents owned by the Company, in whole or in part, including jointly with others, a complete and accurate list of all United States and foreign Patents and Patent applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed). The Company does not own any registered Trademarks or registered Copyrights, or have pending any applications for the same.

(b)          Registrations.

(i)          The Company is in compliance with all requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) relating to the maintenance of registrations of the Company’s registered Patents other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise affect the enforceability of the registered Patents in question.

(ii)         None of the Company’s registered Patents has been or is now involved in any interference, reissue, reexamination or opposition proceeding in the United States Patent and Trademark Office and no such action has been threatened in writing to the Company or its counsel.

(iii)        To the Knowledge of the Company, there is no Patent of any Person that infringes any Patent of the Company.

(c)          Trade Secrets and Other Proprietary Information. The Company has taken all reasonable steps necessary to protect the Intellectual Property of the Company. Except under confidentiality obligations, to the Knowledge of the Company, there has been no unauthorized disclosure by the Company of confidential information or Trade Secrets and Other Proprietary Information. The Company has taken all reasonable steps necessary to enforce the agreements that have been entered into by its Employees, consultants, contractors and other entities for the protection of the Company’s Intellectual Property.

(d)          License Agreements. Schedule 3.14 (d)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all material license agreements currently in force granting to the Company any right to use or practice any rights under any Intellectual Property (other than over-the-counter “shrink wrap” software, “click-through” licenses, or other commercially available software programs, including software programs utilized for operational and administrative purposes, and software programs embedded in equipment used by the Company) (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Schedule 3.14(d)(2) of the Company Disclosure Schedule also sets forth a complete and accurate list of all license agreements under which the Company grants licenses or other rights in or to use or practice any rights under any Intellectual Property, other than pursuant to the sales of products in the Ordinary Course of Business (collectively, the “Outbound License Agreements”), indicating for each the title and the parties thereto. To the Knowledge of the Company, there is no outstanding or threatened material dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

(e)          Ownership and Other Rights; Sufficiency of Intellectual Property Assets. The Company owns or possesses adequate licenses, re-marketing or sublicensing rights, or other rights to use, free and clear of Encumbrances (other than Permitted Encumbrances), Orders and arbitration awards, all of its Intellectual Property used in the conduct of the Company’s business as presently conducted. The Intellectual Property of the Company, including the Company’s Trade Secrets and Other Proprietary Information and rights granted to the Company under the Inbound License Agreements, constitute all the Intellectual Property rights and Inbound License Agreements material to the conduct of the Company’s business as presently conducted and are all such Intellectual Property rights and Inbound License Agreements necessary to operate such business after the Closing in substantially the same manner as such business has been operated by the Company prior thereto.

(f)          No Infringement by the Company. The products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property material to the conduct of the Company’s business as currently conducted, to the Knowledge of the Company, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

(g)          No Pending or Threatened Infringement Claims. No litigation is now or, to the Knowledge of the Company, has ever been threatened in writing or pending and no notice or other claim in writing has been received by the Company, (A) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company. No Intellectual Property that is owned or licensed by the Company is subject to any outstanding Order, stipulation or agreement to which the Company is a party, except as disclosed in the Inbound License Agreements and Outbound License Agreements, restricting the use thereof by the Company or, in the case of Intellectual Property licensed by the Company to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person.

(h)          No Infringement by Third Parties. To the Knowledge of the Company, no third party is misappropriating, infringing, or violating any Intellectual Property owned or exclusively licensed by the Company, and no such claims have been brought against any third party by the Company.

(i)          Software. The Software (as defined below) owned by the Company was either (i) developed by Employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or (iii) otherwise acquired by the Company from a third party. Such Software does not contain any programming code, documentation or other materials that embody Intellectual Property rights of any person other than the Company, except for such materials obtained by the Company from other persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms. For purposes of this Section 3.14 (i), “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

3.15.        Proprietary Information of Third Parties. No third party has claimed to any member of the Knowledge Group of the Company, or to the Knowledge of the Company, has reason to claim, that any person employed by the Company or retained by the Company as a consultant or contractor in connection with and during the Company’s ownership and operation of its business has (i) violated or may be violating any of the terms or conditions of such person’s employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any Trade Secrets and Other Proprietary Information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former Employees. No third party has asserted in writing any such claim against the Company or requested in writing information from the Company that relates to such a claim.

3.16.        Litigation. There are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against the Company, relating to or affecting (i) the Company, its Assets and Properties or the Company’s business, or (ii) the transactions contemplated by this Agreement, and, to the Knowledge of the Company, there is no basis for any such Action or Proceeding. The Company is not in default with respect to any written Order to which it is a party, and there are no unsatisfied judgments against the Company.

3.17.        Compliance with Law. The Company is, and since January 1, 2010 has been, in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign except where the failure to be in compliance would not have a Material Adverse Effect on the Company’s business. The Company has not received any written notice to the effect that, and no member of the Knowledge Group has been advised in writing that, the Company is not in compliance with any of such laws, statutes, Orders, ordinances or regulations.

3.18.        Contracts.

(a)          Schedule 3.18 of the Company Disclosure Schedule sets forth a true and complete list of each of the following contracts, agreements or other arrangements to which the Company is currently a party or by which any of its Assets and Properties is currently bound (and, to the extent oral, accurately describes the terms of such contracts, agreements and arrangements):

(i)          all loan agreements, indentures, debentures, notes or letters of credit relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of the Company;

(ii)         all guarantees of the obligations of third parties;

(iii)        except for contracts and legally binding commitments which have been disclosed anywhere in the Company Disclosure Schedule and for which a true and complete copy has been provided to Buyer, all contracts and legally binding commitments which require the Company to pay more than $5,000 in the aggregate;

(iv)        except for contracts and legally binding commitments which have been disclosed anywhere in the Company Disclosure Schedule and for which a true and complete copy has been provided to Buyer, all contracts or legally binding commitments that in any way materially restrict the Company from carrying on its business anywhere in the world as it is currently conducted;

(v)         all Inbound License Agreements, Outbound License Agreements, collaboration, research and development, co-promotion, marketing or other similar agreements; and

(vi)        all contracts or legally binding commitments that in any way grant a third party a right of first refusal for the purchase of the Company or any of its Assets or Properties.

(b)          A correct and complete copy of each contract or agreement disclosed in the Company Disclosure Schedule has been previously provided to Buyer. Each contract or agreement disclosed in the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, and to the Knowledge of the Company, the other parties thereto; and the Company has performed in all material respects all of its required material obligations under, and is not in violation or material breach of or default under, any such contract or agreement. To the Knowledge of the Company, the other parties to any such contract or agreement are not in violation or breach of or default under any such contract or agreement.

3.19.         Environmental Matters. To the Knowledge of the Company, the Company has, at all times since January 1, 2010, been in compliance in all material respects with all applicable Environmental Laws (as defined below). No Permits, registrations or other governmental authorizations need to be held by the Company pursuant to Environmental Laws (collectively, “Environmental Permits”) for the conduct of the Company’s business as currently conducted, except where the failure to obtain such Environmental Permits would not have a Material Adverse Effect on the Company. “Environmental Laws” means all national, state and local laws, codes, regulations, common law, requirements, directives, Orders, and judicial interpretations thereof, all as in effect on the date hereof or on the date hereof, that may be enforced by any Governmental or Regulatory Authority, relating to pollution, the protection of the Environment or the emission, discharge, disposal, release or threatened release of any pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes, in or into the environment.

3.20.         Insurance. Except as set forth in Schedule 3.20 of the Company Disclosure Schedule, the Company does not currently maintain any insurance providing insurance coverage to the Company or the Assets and Properties of the Company (or any of the Company’s directors, officers, salespersons, agents or Employees).

3.21.        Tax Matters.

(a)          All Tax Returns of the Company required to be filed on or prior to the date hereof have been timely filed. All such Tax Returns were correct and complete in all material respects when filed. All Taxes owed by the Company or for which the Company may be held liable (whether or not shown on any Tax Return) have been paid in full.

(b)          No audit is currently pending with respect to any Tax Return of the Company, nor are the Company or its officers or directors aware of any information which has caused or should cause them to believe that an audit by any Tax authority may be forthcoming. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, nor is any request to so waive or extend currently outstanding.

(c)          There are no liens for Taxes upon any property or assets of the Company, except for Permitted Encumbrances or for taxes not yet due or for which adequate reserves have been established in accordance with GAAP.

(d)          The Company has delivered or made available to Buyer complete and accurate copies of all non-income Tax Returns which reflect a material Tax liability.

(e)          The Reorganization will be consummated in compliance with the material terms of the Agreement and the Company has no plan or intention to waive or modify further any such material condition.

(f)          The Purchase Price was negotiated through arm’s length bargaining. Accordingly, the fair market value of the Stock Consideration will be approximately equal to the fair market value of the Purchased Assets.

(g)          As a result of the Reorganization, the Company will transfer to Buyer at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Company held by it immediately prior to the Reorganization. For this purpose, amounts used to pay dissenters or to pay Reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately prior to the Reorganization will be considered as assets held by the Company immediately prior to the Reorganization. The Company has not redeemed any of the Company’s stock, made any distribution with respect to any of the Company stock, or disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of the Company’s assets by Buyer.

(h)          The assumption by Buyer of the Assumed Liabilities pursuant to the Agreement is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of the Purchased Assets by the Company to the Buyer pursuant to the Reorganization.

(i)          The Assumed Liabilities were incurred by the Company in the Ordinary Course of Business. No liabilities of any person other than the Company will be assumed by the Buyer in the Reorganization.

(j)          The Company and Buyer will pay their respective expenses, if any, incurred in connection with the Reorganization. None of the Company or Buyer will pay any of the expenses of the stockholders of the Company incurred in connection with the Reorganization.

(k)          There is no intercorporate indebtedness existing between the Company and the Buyer that was issued, acquired, or will be settled at a discount.

(l)          The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(m)          The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(n)          On the date of the Reorganization, including after payment of the Stock Consideration to the individuals and entities set forth on Schedule 2.6, the fair market value of the assets of the Company will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

3.22.        Labor and Employment Relations. At no time since January 1, 2010 has the Company had any Employees. To the Knowledge of the Company, the classification of any consultants or contractors as “independent contractors” and not as Employees has, at all times since January 1, 2010, been consistent with the standards set forth by applicable Law.

3.23.        Permits. Section 3.23 of the Company Disclosure Schedule contains a true and complete list of all Permits used in and material, individually or in the aggregate, to the Company’s business as currently conducted, except where the failure to obtain such Permit would not have a Material Adverse Effect on the Company. All such Permits are currently effective and valid and have been validly issued. No additional Permits are necessary to enable the Company to conduct its business as presently conducted in material compliance with all applicable federal, state and local laws, except where the failure to obtain such Permit would not have a Material Adverse Effect on the Company. There is no pending Action or Proceeding by any Governmental or Regulatory Authority that could affect such Permits in any material respect or their sufficiency for the current conduct of the Company’s business. The Company has provided or made available to Buyer true and complete copies of such Permits.

3.24.        Regulatory Compliance.

(a)          The Company has timely filed or otherwise provided all registrations, authorizations, licenses, reports, data, and other information and applications with respect to its biologic, pharmaceutical, consumer, health care, and other governmentally regulated products (the “Regulated Products”) required to be filed with or otherwise provided by it to the FDA or any other Governmental or Regulatory Authority with jurisdiction over the manufacture, use, or sale of the Regulated Products, has complied with all applicable requirements of the FDA or other Governmental or Regulatory Authority with respect to the Regulated Products, and all regulatory exemptions, licenses or approvals in respect thereof are in full force and effect.

(b)          All documentation, correspondence, reports, data, analyses and certifications relating to or regarding any Regulated Product of the Company filed with or delivered by or on behalf of the Company to any Governmental or Regulatory Authority were in all material respects true and accurate when so filed or delivered.

(c)          Without limiting the generality of Section 3.17 , the Company has conducted and has used the Regulated Products in compliance in all material respects with all applicable Laws, including, without limitation, the FDCA, the Directive, all other Device Regulations, and the applicable national legislation of the member states of the European Union. To the Knowledge of the Company, each Registered Product has been developed, manufactured, tested, packaged, labeled, distributed, marketed, commercialized and sold in compliance in all material respects with applicable Laws.

(d)          The Company has not received written notice of any adverse inspectional finding, Form 483, warning letter, finding of deficiency, finding of non-compliance, compelled or voluntary recall, data integrity review, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement action by the FDA or other Governmental or Regulatory Authority relating to any Regulated Product, any Regulated Product-related marketing or promotional materials, or any of the facilities in which any Regulated Products are manufactured, tested, packaged, labeled, stored or handled.

(e)          Neither the Company nor, to the Knowledge of the Company, any of its service providers have made an untrue or fraudulent statement to the FDA or any other applicable Governmental or Regulatory Authority, or in any records and documentation prepared or maintained to comply with the applicable Laws, with respect to any Regulated Product. The Company complied in all material respects with testing requirements and study protocols in connection with the work relied upon by the Company in any submission or documentation for the FDA or other Governmental or Regulatory Authority.

(f)          The Company has not, with respect to the manufacture, distribution or sale of any of its products: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7, 45 C.F.R. Part 76, 2 C.F.R. Parts 180 or 376 or any equivalent provisions in any other applicable jurisdiction; or (ii) received written notice of or been subject to any other material enforcement action involving the FDA or any other similar Governmental or Regulatory Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, Order or target or no-target letter, and none of the foregoing are pending or, to the Knowledge of the Company, threatened in writing against same. The Company has not made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any other Governmental or Regulatory Authority.

(g)          There are not presently pending, nor, to the Knowledge of the Company, threatened in writing, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters or other communications relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Regulated Product, or alleging that any Regulated Product is otherwise unsafe or ineffective for its intended use. The Company has not made any modification to any Regulated Product because of warranty, product liability, regulatory or other claims or communications concerning alleged hazards or defects in such product.

(h)          The Company is conducting the business and using its products, and has always conducted the business and used its products, in compliance with the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the Stark Law (42 U.S.C. § 1395nn), the False Claims Act (31 U.S.C. § 3729 et seq.) and all of the regulations promulgated under all such statutes.

3.25.         Amount and Sufficiency of Assets. The Purchased Assets and the Excluded Assets constitute all of the assets used by the Company in operating its business as it is currently operated by the Company. The Cash Assets shall be an amount of at least $400,000. The Purchased Assets will enable Buyer and its Affiliates to operate such business after the Closing in the same manner as operated by the Company prior to the Closing.

3.26.         Brokers. The Company has not retained any broker in connection with the transactions contemplated hereunder. Buyer does not have, and will not have, any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Company, the Company Stockholders or the Company Noteholders.

3.27.         No General Solicitation or Advertising. The Company acknowledges that it is not acquiring the Stock Consideration as a result of any “general solicitation” or “general advertising,” as such terms are used in Regulation D under the Securities Act, including Buyer’s Registration Statement on Form S-1, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

Section 4.          Representations and Warranties of Buyer.

As a material inducement to the Company to enter into this Agreement, Buyer hereby represents and warrants, except as expressly set forth in the Buyer Disclosure Schedule or as set forth in Buyer’s filings with the SEC on EDGAR (the “SEC Filings”) (which exceptions shall be deemed to be representations and warranties as if made hereunder) to the Company, the Company Stockholders and Company Noteholders that:

4.1.          Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Buyer is duly authorized to conduct business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure to so qualify would not have a Material Adverse Effect upon the Buyer. The Buyer has full power and authority, and holds all Permits necessary to carry on its business and to own and use the Assets and Properties owned and used by the Buyer, except where the failure to have such power and authority or to hold such Permit would not have a Material Adverse Effect on the Buyer’s business.

4.2.          Authority. The Buyer has all necessary corporate power and corporate authority and has taken all action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the other parties to this Agreement, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Without limiting the generality of the foregoing, the Board of Directors of the Company has unanimously approved and adopted this Agreement and the consummation of transactions contemplated hereby and thereby. The approval of this Agreement and the transactions contemplated hereby does not require approval of the Buyer’s stockholders.

4.3.          Litigation. There are no Actions or Proceedings pending or threatened against the Buyer relating to or affecting (i) the Buyer, its Assets and Properties or the Buyer’s business, or (ii) the transactions contemplated by this Agreement, and, to the Knowledge of the Buyer, there is no basis for any such Action or Proceeding. The Buyer is not in default with respect to any Order, and there are no unsatisfied judgments against the Company.

4.4.         Consents.

(a)          No consent, approval or other action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Buyer is required in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby other than filings required pursuant to federal and state securities laws, which have been made or will be made in a timely manner.

(b)          There are no consents, waivers or approvals required by Buyer to be obtained from third parties in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for such consents, authorizations, filings, registrations, waivers and approvals which if not obtained or made would not have a Material Adverse Effect.

4.5.          Financial Statements. The financial statements of the Buyer set forth in the SEC Filings (the “Buyer Financial Statements”) are based upon the books and records of the Buyer, have been prepared in accordance with GAAP consistently applied during the periods indicated and fairly present in all material respects the financial position, results of operations and cash flows of the Buyer at the respective dates and for the respective periods indicated therein.

4.6.          Changes. Since June 30, 2012, except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto, the Buyer has been operated in the Ordinary Course of Business and there has not been:

(a)          any adverse event, occurrence, development or state of related circumstances or facts, not otherwise reflected in the financial statements of Buyer, that would be required to appear on financial statements of Buyer prepared in accordance with GAAP and that individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect on Buyer

(b)          any damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Assets or Properties of the Buyer which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(c)          any modification, amendment, cancellation, termination, receipt of notice of termination or failure to renew (other than in the Ordinary Course of Business) of any of the contracts material to the Buyer (or any contract that, but for such modification, amendment, cancellation, termination or failure to renew, would have been a material contract hereunder);

(d)          any sale, assignment, lease or other transfer or disposition of any of the Assets or Properties, other than in the Ordinary Course of Business;

(e)          any change in any method of accounting or accounting practice by the Company except for any such change after the date hereof required by reason of a concurrent change in GAAP; or

(f)          any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve of the Company;

4.7.         Capitalization. The authorized capital stock of Buyer consists of (i) 75,000,000 shares of Buyer Common Stock, of which 11,256,867 shares are issued and outstanding; (ii) 10,000,000 shares of Preferred Stock, of which no shares are issued and outstanding, and (iii) no shares held by Buyer in treasury. The SEC Filings set forth the number of all outstanding options, warrants and other rights of any kind for the purchase or acquisition of, and any securities convertible or exchangeable for, any capital stock of Buyer granted by Buyer (collectively, the “Convertible Buyer Securities”). Each of such Convertible Buyer Securities has been granted in compliance with all applicable laws, statutes and regulations, whether federal or state. Each share of the issued and outstanding capital stock of the Buyer is duly authorized, validly issued, fully paid and non-assessable.

4.8.         No Undisclosed Liabilities. Except for liabilities incurred in the Ordinary Course of Business since June 30, 2012 which liabilities have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, Buyer has no material liabilities (whether absolute, contingent, accrued or otherwise) (including but not limited to any liability for Taxes) that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, nor, to the Knowledge of Buyer, is there any basis for any claim against Buyer for any such liabilities relating to or affecting Buyer or any of its Assets and Properties.

4.9.       Tangible Personal Property. The Buyer is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other tangible Assets and Properties (for greater certainty excluding Intellectual Property) used in or reasonably necessary for the conduct of its business, including all tangible personal property reflected in the Buyer Financial Statements and any tangible personal property acquired since June 30, 2012 other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property, equipment, plants, buildings, structures, facilities and all other tangible Assets and Properties of the Buyer are free and clear of Encumbrances, other than Permitted Encumbrances.

4.10.      Intellectual Property Rights.

(a)          Registrations.

(i)          The Buyer is in compliance with all requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) relating to the maintenance of registrations of the Buyer’s registered Patent, Trademarks and Copyrights other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise affect the enforceability of the registered Patents, Trademarks or Copyrights in question.

(ii)         None of the Buyer’s registered Patents, Trademarks or Copyrights has been or is now involved in any interference, reissue, reexamination or opposition proceeding in the United States Patent and Trademark Office or the office of the United States Registrar of Copyrights any equivalent foreign patent office and no such action has been threatened in writing to the Buyer or its counsel.

(iii)        To the Knowledge of the Buyer, there is no Patent of any Person that claims the same subject matter as any Patent of the Buyer or invalidates any claim of any Patent of the Buyer.

(b)          Trade Secrets and Other Proprietary Information. Each of the current and former Employees and consultants of the Buyer has executed an agreement substantially in the Buyer’s standard form that protects the Intellectual Property of the Buyer. Except under confidentiality obligations, to the Knowledge of the Buyer, there has been no disclosure by the Buyer of confidential information or Trade Secrets and Other Proprietary Information. The Buyer has taken all reasonable steps necessary to enforce the agreements that have been entered into by its Employees, consultants, contractors and other entities for the protection of the Buyer’s Intellectual Property.

(c)          License Agreements. The Buyer Disclosure Schedule sets forth a complete and accurate list of all material license agreements currently in force granting to the Buyer any right to use or practice any rights under any Intellectual Property (other than over-the-counter “shrink wrap” software, “click-through” licenses, or other commercially available software programs, including software programs utilized for operational and administrative purposes, and software programs embedded in equipment used by the Company) (collectively, the “Buyer Inbound License Agreements”) other than those filed as exhibits to the SEC Filings, indicating for each the title and the parties thereto. The Buyer Disclosure Schedule also sets forth a complete and accurate list of all license agreements under which the Buyer grants licenses or other rights in or to use or practice any rights under any Intellectual Property, other than pursuant to the sales of products in the Ordinary Course of Business (collectively, the “Buyer Outbound License Agreements”) other than those filed as exhibits to the SEC Filings, indicating for each the title and the parties thereto. There is no outstanding or threatened material dispute or disagreement with respect to any Buyer Inbound License Agreement or any Buyer Outbound License Agreement.

(d)          Ownership and Other Rights; Sufficiency of Intellectual Property Assets. The Buyer owns or possesses adequate licenses, re-marketing or sublicensing rights, or other rights to use, free and clear of Encumbrances (other than Permitted Encumbrances), Orders and arbitration awards, all of its Intellectual Property used in the conduct of the Buyer’s business as presently conducted, or as currently proposed to be used. The Intellectual Property of the Buyer, including the Buyer’s Trade Secrets and Other Proprietary Information and the Buyer’s unregistered Copyrights and rights granted to the Buyer under the Buyer Inbound License Agreements, constitute all the Intellectual Property rights and Buyer Inbound License Agreements material to the conduct of the Buyer’s business as presently conducted and are all such Intellectual Property rights and Buyer Inbound License Agreements necessary to operate such business.

(e)          No Infringement by Buyer. The products used, manufactured, marketed, sold or licensed by the Buyer, and all Intellectual Property material to the conduct of the Buyer’s business as currently conducted and as currently proposed to be conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

(f)          No Pending or Threatened Infringement Claims. No litigation is now or has ever been threatened or pending and no notice or other claim in writing has been received by the Buyer, (i) alleging that the Buyer has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Buyer. No Intellectual Property that is owned or licensed by the Buyer is subject to any outstanding Order, stipulation or agreement to which the Buyer is a party, except as disclosed in the Buyer Inbound License Agreements and Buyer Outbound License Agreements, restricting the use thereof by the Buyer or, in the case of Intellectual Property licensed by the Buyer to others, restricting the sale, transfer, assignment or licensing thereof by the Buyer to any Person.

(g)          No Infringement by Third Parties. To the Knowledge of Buyer, no third party is misappropriating, infringing, or violating any Intellectual Property owned or exclusively licensed by the Buyer, and no such claims have been brought against any third party by the Buyer.

(h)          Software. The Software (as defined below) owned or purported to be owned by the Buyer, was either (i) developed by Employees of the Buyer within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Buyer pursuant to written agreements; or (iii) otherwise acquired by the Buyer from a third party. Such Software does not contain any programming code, documentation or other materials that embody Intellectual Property rights of any person other than the Buyer, except for such materials obtained by the Buyer from other persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms.

4.11.        Proprietary Information of Third Parties. No third party has claimed to any member of the Knowledge Group of the Buyer, or to the Knowledge of the Buyer, has reason to claim, that any person employed by the Buyer or retained by the Buyer as a consultant or contractor in connection with and during the Buyer’s ownership and operation of its business has (i) violated or may be violating any of the terms or conditions of such person’s employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any Trade Secrets and Other Proprietary Information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former Employees. No third party has asserted any such claim against the Buyer or requested information from the Company that relates to such a claim.

4.12.        Compliance with Laws. Buyer is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to be in compliance would not have a Material Adverse Effect. Buyer has not received any written notice to the effect that, and no officer or director of Buyer has been advised that Buyer is not in compliance with any of such laws, statutes, Orders, ordinances or regulations.

4.13.        Environmental Matters. The Buyer has at all times been in compliance in all material respects with all applicable Environmental Laws. No Environmental Permits are required for the conduct of the Buyer’s business as currently conducted and proposed to be conducted, except where the failure to obtain such Environmental Permits would not have a Material Adverse Effect on the Buyer.

4.14.        Validity of Shares and Offering. The Stock Consideration will, when issued be duly authorized, validly issued, fully paid and non-assessable. Assuming the accuracy of the representations and warranties of the Company herein, the offer, sale and issuance of the Stock Consideration will be exempt from the registration requirements of the Securities Act.

4.15.        No Conflicts. The execution and delivery by Buyer of this Agreement does not, and the performance by Buyer of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Buyer;

(b)          conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation of a Governmental or Regulatory Authority applicable to Buyer, the business or Assets or Properties of Buyer or the capital stock of Buyer;

(c)          result in a material breach of, or constitute a material default under (or give rise to right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which Buyer or any of its Assets and Properties may be bound; or

(d)          result in an imposition or creation of any Encumbrance on the business or Assets or Properties of the Buyer.

4.16.       Tax Matters.

(a)          The Reorganization will be consummated in compliance with the material terms of the Agreement, and Buyer has no plan or intention to waive or modify further any such material condition.

(b)          The Purchase Price was negotiated through arm’s length bargaining. Accordingly, the fair market value of the Stock Consideration will be approximately equal to the fair market value of the Purchased Assets.

(c)          To the Knowledge of Buyer, the Company has not redeemed any of the Company’s stock, made any distribution with respect to any of the Company stock, or disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of the Company’s assets by Buyer.

(d)          Buyer has no plan or intention to reacquire any of its stock issued in the Reorganization.

(e)          Buyer has no plan or intention after the Reorganization to sell or otherwise dispose of any of the assets of Company acquired in the Reorganization, except for dispositions made in the Ordinary Course of Business or transfers described in Section 368(a)(2)(C) of the Code.

(f)          The assumption by Buyer of the Assumed Liabilities pursuant to the Agreement is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of the Purchased Assets by the Company to the Buyer of pursuant to the Reorganization.

(g)          The Company and Buyer will pay their respective expenses, if any, incurred in connection with the Reorganization. None of the Company or Buyer will pay any of the expenses of the stockholders of the Company incurred in connection with the Reorganization.

(h)          Immediately after the Reorganization, Buyer intends to cause members of Buyer’s “qualified group” (as defined in Treasury Regulations section 1.368-1(d)(4)) to continue the historic business of Company or use a significant portion of the historic business assets of Company in a business.

(i)          There is no intercorporate indebtedness existing between the Company and the Buyer that was issued, acquired, or will be settled at a discount.

(j)          The Buyer is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(k)          The Buyer is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

Section 5.         Appointment of Stockholder Representative

5.1.         Appointment of Stockholder Representative. For purposes of Section 8, Ted Lachowicz shall be appointed to serve on behalf of the Company, Company Stockholders and Company Noteholders as the Stockholder Representative. Such appointment by the Company, Company Stockholders and Company Noteholders shall constitute the following actions binding upon the Company and such Company Stockholders and Company Noteholders:

(a)          The irrevocable authorization, direction and appointment of the Stockholder Representative as the sole and exclusive agent, attorney-in-fact and representative of each Company Stockholder, Company Noteholder and such Person’s heirs, representatives and successors.

(b)          The approval and authorization for all of the arrangements relating thereto, including the Stockholder Representative’s performance of its obligations under this Agreement including, without limitation, taking any and all actions, incurring any costs and expenses for the account of the Company Stockholders and Company Noteholders and making any and all determinations that may be required or permitted to be taken by the Stockholder Representative or the Company Stockholders and Company Noteholders and the exercise of such rights, power and authority as are incidental to the foregoing.

(c)          The approval and authorization for all of the arrangements relating thereto, including the Stockholder Representative’s performance of its obligations under this Agreement including, without limitation, taking any and all actions, incurring any costs and expenses for the account of the Company under Section 8.3, and making any and all determinations that may be required or permitted to be taken by the Company thereunder and the exercise of such rights, power and authority as are incidental to the foregoing.

(d)          The irrevocable relinquishment of the right of such Company Stockholder and Company Noteholder to act independently and other than through the Stockholder Representative with respect to the foregoing, any such rights being irrevocably and exclusively delegated to the Stockholder Representative. Without limiting the generality of the foregoing, any notice hereunder delivered to Buyer, other than through the Stockholder Representative, shall be of no effect, and each notice delivered by Buyer to the Stockholder Representative shall be effective as against each Company Stockholder and Company Noteholder.

(e)          The original Stockholder Representative shall indicate by execution of this Agreement his acceptance of such appointment and his agreement to be bound by the terms of this Agreement as they relate to the Stockholder Representative and the duties and responsibilities thereof by executing this Agreement for such limited purpose in the space provided on the signature pages hereof.

(f)          Any actions, exercises of rights, power or authority and any decisions or determinations made by the Stockholder Representative shall be absolutely and irrevocably binding on each Company Stockholder and Company Noteholder as if each such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person’s individual capacity.

5.2.         Authority of Stockholder Representative; Successors and Assigns.

(a)          The Stockholder Representative shall have full power and authority to represent the Company Stockholders and Company Noteholders, and their successors and assigns, within the scope of his appointment pursuant to this Agreement, and all action taken by the Stockholder Representative hereunder shall be binding upon the Company Stockholders and Company Noteholders, and their successors and assigns, as if expressly confirmed and ratified in writing by each of them. The appointment of the Stockholder Representative under this Agreement shall survive the death, incapacity or any assignment of rights or assets of any such Company Stockholder and/or Company Noteholder. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority on behalf of the Company Stockholders and Company Noteholders to (i) interpret all of the terms and provisions of this Agreement (ii) compromise or settle any claims asserted under this Agreement that the parties may assert; and (iii) pursue and settle any claims for indemnification pursuant to Section 8 of this Agreement.

(b)          The Stockholder Representative may resign at any time by submitting a written resignation to Buyer and the Company Stockholders and Company Noteholders. In the event of the death, physical or mental incapacity or resignation of the Stockholder Representative, a successor Stockholder Representative shall be elected by a vote of the Company Stockholders and Company Noteholders holding a majority of the Stock Consideration on an as-converted basis. The Company Stockholders and Company Noteholders shall then deliver to Buyer prompt written notice of such election of a successor Stockholder Representative. Pending the election of a successor Stockholder Representative, such holder holding the largest number of Stock Consideration on an as-converted basis (excluding the former Stockholder Representative) shall act as the interim Stockholder Representative. Each interim and successor Stockholder Representative shall have all the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein shall be deemed to include any interim or successor Stockholder Representative. Any successor Stockholder Representative shall indicate in writing his/her acceptance of such appointment and his agreement to be bound by the terms of this Agreement applicable to the Stockholder Representative.

5.3.         Duties of Stockholder Representative. In consideration of the acceptance by the Stockholder Representative of his, her or its duties hereunder, it is agreed by all parties that:

(a)          The Stockholder Representative’s duties and responsibilities shall be limited to those expressly set forth in this Agreement, and it shall not be subject to, or obliged to recognize, any other agreement between the parties hereto even though reference thereto may be made herein.

(b)          The Stockholder Representative is authorized, in his, her or its reasonable discretion, to disregard any and all notices or instructions given by any of the Company Stockholders or Company Noteholders or by any other person, firm or corporation, except only (i) such notices or instructions as are herein specifically provided for, and (ii) orders or process of any court with jurisdiction.

(c)          The Stockholder Representative shall not be personally liable for any act taken or omitted hereunder if taken or omitted by it in good faith. In taking any action whatsoever hereunder, the Stockholder Representative shall be fully protected in relying upon any written notice, paper, demand, certificate or other document reasonably believed by him, her or it in good faith to be genuine, or upon any evidence reasonably deemed by him, her or it to be sufficient. The Stockholder Representative may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Stockholder Representative may perform any of his, her or its duties hereunder either directly or by or through agents or attorneys. The Stockholder Representative shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents now or hereafter deposited hereunder, nor shall it be responsible or liable in any respect on account of the identity, authority or rights of the persons executing and delivering or purporting to execute or deliver any such document. In no event shall the Stockholder Representative be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Stockholder Representative has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d)          If the Stockholder Representative believes it to be reasonably necessary to consult with counsel or other advisors concerning any of its duties in connection with this Agreement, or in case it becomes involved in litigation on account of being the Stockholder Representative hereunder, then the Stockholder Representative’s costs, expenses, and reasonable attorneys’ fees shall be reimbursed by the Company Stockholders and Company Noteholders (on a proportionate basis).

Section 6.          Additional Agreements.

6.1.         Trademarks; Tradenames; Domain Names. As soon as practicable after the Closing, the Company shall eliminate the use of all of the trademarks, tradenames, service marks and service names included in the Purchased Assets, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents; provided, however, that the Company shall be entitled to use such trademarks, tradenames, service marks and service names to the extent reasonably necessary to wind down and liquidate its business or to deal with Excluded Assets and Excluded Liabilities.

6.2.         Payments With Respect to Purchased Assets. The Company shall promptly remit to Buyer all monies received by the Company or any of its Affiliates following the date hereof in payment for any Purchased Assets acquired by Buyer pursuant to this Agreement. Payments remitted to Buyer pursuant to this Section 6.2 shall be in the form received by the Company or any of its Affiliates.

6.3.         Confidentiality. The Company agrees to, and shall cause its respective agents, representatives, Affiliates, employees, officers and directors to, treat and hold as confidential all confidential documents and information relating to the business and affairs of the Company, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”) and refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to Buyer, at Buyer’s request, all Confidential Information (and all copies thereof in whatever form or medium) in its possession or under its control. Notwithstanding the foregoing, Confidential Information shall not include information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement. In the event that the Company or any Company Stockholder or any of their respective agents, representatives, Affiliates, employees, officers or directors becomes legally compelled to disclose any Confidential Information, such Person shall provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with the provisions of this Section 6.3. In the event that a protective order or other remedy is not obtained or if Buyer waives compliance with this Section 6.3, such Person shall furnish only that portion of such Confidential Information that is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.

6.4.         Tax Matters.

(a)          Transfer Taxes. The Buyer shall be liable for and shall hold the Company harmless against any transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The applicable Parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the date hereof in accordance with any available pre sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(b)          Apportioned Taxes. Subject to Section 6.4(a), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the date hereof (collectively, the “Apportioned Obligations”) shall be apportioned between the Company and Buyer as of the date hereof based on the number of days of such taxable period ending on and including the date hereof (“Pre-Closing Apportioned Period”) and the number of days of such taxable period beginning from the day after the date hereof through the end of such taxable period (the “Post-Closing Apportioned Period”). The Company shall be liable for the proportionate amount of Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period. Buyer shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period. Within 90 days after the Closing, the Company and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.4(b) (which shall take into account, any Taxes previously overpaid by a party) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the Party owing it to the other Party within 10 Business Days after delivery of such statement. Thereafter, Buyer shall notify Company upon receipt of any bill for real property Taxes, personal property Taxes or similar ad valorem obligations relating to the Purchased Assets, part or all of which are attributable to the Pre-Closing Apportioned Period, and shall promptly deliver such bill to Company who shall pay the same to the appropriate Governmental or Regulatory Authority; provided that if such bill also relates to the Post-Closing Apportioned Period, the Company shall remit, prior to the due date of assessment, to Buyer payment only for the proportionate amount of such bill that is attributable to the Pre-Closing Apportioned Period. If either the Company or Buyer shall make a payment for which it is entitled to reimbursement under this Section 6.4(b), the party that is liable for such payment pursuant to this Section 6.4(b) shall make such reimbursement promptly but in no event later than 10 Business Days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any Tax refunds, credits or overpayments attributable to real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets shall be apportioned between Buyer and the Company in accordance with the apportionment provided in this Section 6.4(b).

(c)          Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall provide to the others, within 10 Business Days of the receipt thereof, any tax related communications and notices it receives which may impact the other Party’s Tax Liability or filing responsibilities.

6.5.         Taking of Necessary Action; Further Action. If at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, Buyer and the Company, and the officers and directors of Buyer and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

6.6.         Observer Rights. At all times that Ted Lachowicz (“Observer”) or his Affiliates collectively own at least 50,000 shares of Buyer Common Stock, he shall have the right to attend all meetings of the Board of Directors of Buyer (the “Board”), participate in all deliberations of the Board and receive copies of all materials provided to the Board, and if requested, copies of all materials provided to the Board of Directors (or similar governing body) of Buyer’s subsidiaries; provided that: (a) Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board; (b) Observer agrees to enter into the Board Observer Agreement, (c) Observer agrees to be bound by Buyer’s policy against insider trading and tipping, as it may be approved and amended from time to time by the Board, and (d) Buyer may withhold any information and exclude Observer from any meeting or portion thereof if access to such information or attendance at such meeting: (i) could adversely affect the attorney-client privilege between Buyer and its counsel, (ii) could result in disclosure of trade secrets or a conflict of interest, (iii) would contravene a Buyer non-disclosure obligation to a third party or (iv) if Observer is, or is affiliated with, a competitor of Buyer.

6.7.         Registration Rights. If, within five years from the Closing, Buyer shall complete an underwritten offering of the Buyer Common Stock registered under the Securities Act (an “IPO”) then, within 180 days from the closing of the IPO, Buyer shall prepare and file a resale registration statement (the “Registration Statement”), registering the Stock Consideration (including the shares of Buyer Common Stock issuable upon exercise of the Warrants) for resale under the Securities Act. Buyer shall use commercially reasonable best efforts to cause the Registration Statement (and any post-effective amendments to the Registration Statement that Buyer may file) to be declared effective by the SEC within 90 days from filing, subject to review of the Registration Statement by the SEC, and thereafter to maintain the effectiveness of the Registration Statement, as it may have been amended, until the earlier of (i) the sale of all of the Stock Consideration (including the shares of Buyer Common Stock issuable upon exercise of the Warrants), or (ii) such time as when the Stock Consideration (including the shares of Buyer Common Stock issuable upon exercise of the Warrants) can be sold without restriction under Rule 144 under the Securities Act, provided, however, that Buyer shall be entitled to suspend the use of the Registration Statement from time to time as needed where such suspension may be necessary to prevent the Registration Statement from being used where there would otherwise be a material misstatement or omission contained in the prospectus in the Registration Statement.

Section 7.          Conditions to Closing.

7.1.         Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver (in accordance with Section 9.2), on or prior to the Closing, of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date hereof except (i) to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date (ii) subject to and qualified by the transactions contemplated herein and (iii) where the failure of the representations and warranties to be true and correct, in the aggregate, does not and would not be reasonably expected to have a Material Adverse Effect;

(b)          Obligations. The Company shall have performed and complied in all material respects with all of the obligations required to be performed by them under this Agreement;

(c)          Consulting Agreement. Roberta Lee shall have executed and delivered to Buyer the Consulting Agreement;

(d)          Board Observer Agreement. Ted Lachowicz shall have executed and delivered to Buyer the Board Observer Agreement;

(e)          Investor Representation Letter. Each individual and entity set forth on Schedule 2.6 shall have executed and delivered to Buyer the Investor Representation Letter with respect to the Stock Consideration received;

(f)          Release. Each individual and entity set forth on Schedule 2.6 shall have executed and delivered to Buyer the General Release of Claims;

(g)          No Litigation. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own or operate the Company, and no judgment, decree, injunction, order or ruling shall have been entered that has any of the foregoing effects; and

(h)         Closing Deliveries. At the Closing (subject to Section 2.6 of this Agreement), the Company shall deliver or cause to be delivered to Buyer:

(i)          the Purchased Assets;

(ii)         an executed counterpart to the Assumption Agreement;

(iii)        an executed counterpart to the Bill of Sale;

(iv)        an executed counterpart to the IP Assignment Agreement;

(v)         a certificate of the Secretary of the Company certifying as of the date hereof (A) a true and complete copy of the organizational documents of the Company certified by the Secretary of State of Delaware, dated as of a date not earlier than five Business Days prior to the Closing, (B) certificates of the Secretary of State of the State of Delaware and the Secretary of State of California, certifying the good standing of the Company in the State of Delaware and the State of California, respectively, dated as of a date not earlier than five Business Days prior to the Closing, (C) a true and complete copy of the resolutions of the Board of Directors of the Company and the resolutions of the stockholders of the Company, each authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby, and (D) incumbency matters; and

(vi)        such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

7.2.         Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver (in accordance with Section 9.2), on or prior to the Closing, of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the date hereof except (i) to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date (ii) subject to and qualified by the transactions contemplated herein and (iii) where the failure of the representations and warranties to be true and correct, in the aggregate, does not and would not be reasonably expected to have a Material Adverse Effect;

(b)          Obligations. Buyer shall have performed and complied in all material respects with all of the obligations required to be performed by it under this Agreement;

(c)          No Litigation. No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered that has any of the foregoing effects;

(d)          Release. Each individual and entity set forth on Schedule 2.6 shall have executed and delivered to the Company the General Release of Claims;

(e)          Consulting Agreement. Buyer shall have executed and delivered to Roberta Lee the Consulting Agreement;

(f)          Board Observer Agreement. Buyer shall have executed and delivered to Ted Lachowicz the Board Observer Agreement;

(g)          Closing Deliveries. At the Closing (subject to Section 2.6 of this Agreement), Buyer shall deliver or cause to be delivered to the Company:

(i)          an executed counterpart to the Assumption Agreement;

(ii)         an executed counterpart to the Bill of Sale;

(iii)        an executed counterpart to the IP Assignment Agreement;

(iv)        certificates representing the Warrants in accordance with the provisions of Section 2.6;

(v)         a certificate of the Secretary of Buyer certifying as of the date hereof (A) a true and complete copy of the organizational documents of Buyer; (B) a true and complete copy of the resolutions of the Board of Directors of Buyer, authorizing the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby; (C) certificates of the Secretaries of State of the States of Delaware and Washington certifying the good standing of Buyer in Delaware, Florida and Washington; and (D) incumbency matters; and

(vi)        such other documents or instruments as the Company may reasonably request to effect the transactions contemplated hereby.

Section 8.          Indemnification and Related Matters.

8.1.         Survival. All representations, warranties, covenants and agreements set forth in this Agreement, the Disclosure Schedules or in any certificate or instrument delivered in connection herewith shall survive the Closing for the applicable statute of limitations; provided, that solely in the case of representations and warranties, no Company Indemnified Parties (as defined below) shall be entitled to recover for any Damages (as defined below) unless written notice of a claim is made pursuant to this Agreement and delivered to the Buyer prior to the Limitation Date.

8.2.         Buyer Indemnification. Subject to the limitations set forth in this Section 8, from and after the Closing, Buyer shall indemnify and hold harmless the Company, the Company Stockholders, the Company Noteholders and each of their respective officers, managers, directors, employees, stockholders, members, agents, representatives, successors, permitted assigns and heirs (collectively, the “Company Indemnified Parties”) from and against any and all actual claims, liabilities, losses, damages, Taxes, costs and expenses (including, without limitation, reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses, sustained or incurred in connection with the defense or investigation of any claim) (collectively, “Damages”) which a Company Indemnified Party suffers, sustains or becomes subject to as the result of or in connection with:

(i)          a breach of any representation or warranty made by Buyer contained in this Agreement;

(ii)         a breach of any covenant or agreement by Buyer contained in this Agreement;

(iii)        the assertion against any Company Indemnified Party of any Assumed Liability; or

(iv)        a breach by Buyer of its covenants and obligations pursuant to Section 2.8 or the failure of the Reorganization to qualify as a Tax Free Reorganization under the Code resulting from any action (or inaction) required hereunder to be taken by Buyer or its Affiliates.

Solely for purposes of determining the amount of Damages incurred in connection with any indemnification claims made under this Section 8.2 or Section 8.3 below (but not for purposes of determining whether or not a breach of representation or warranty has first occurred), all representations and warranties set forth herein or in the Disclosure Schedules that are qualified by reference to “material,” “materially,” “Material Adverse Effect” or any similar term (collectively, “Materiality Qualifiers”) shall be deemed to have been made without giving effect to such Materiality Qualifiers.

8.3.         Company Indemnification. Subject to the limitations set forth in this Section 8, from and after the Closing, the Company shall indemnify and hold harmless the Buyer, and its officers, managers, directors, employees, stockholders, members, agents, representatives, successors, permitted assigns and heirs (collectively, the “Buyer Indemnified Parties”) from and against any and all actual Damages which a Buyer Indemnified Party suffers, sustains or becomes subject to as the result of or in connection with:

(i)          a breach of any representation or warranty made by the Company contained in this Agreement;

(ii)         a breach of any covenant or agreement by the Company contained in this Agreement; or

(iii)        the assertion against any Buyer Indemnified Party of any Excluded Liability.

8.4.         Limitations on Indemnity.

(a)         The indemnification provided for in Section 8.2 is subject to the following limitations:

(i)          Buyer shall have no indemnification obligations in respect of claims made pursuant to Section 8.2 unless the Company Indemnified Party gives written notice of the claim to Buyer in accordance with the procedures set forth in this Agreement on or before the Limitation Date. If the Company Indemnified Party delivers such written notice of a claim on or prior to the Limitation Date, then Buyer’s indemnification obligation, if any, in respect of the claims described in the notice shall survive the Limitation Date, notwithstanding that the representations and warranties on which such claim is based have expired.

(ii)         Buyer shall have no indemnification obligation in respect of claims made pursuant to Section 8.2 unless and until the aggregate amount of all Damages incurred by all Company Indemnified Parties exceeds $25,000 (the “Threshold”), at which time all Damages shall be recoverable (except as limited by the other provisions of this Agreement).

(iii)        Buyer shall have no indemnification obligation in respect of claims made pursuant to Section 8.2 to the extent that the aggregate amount of Damages incurred by the Company Indemnified Party exceeds $3,450,000.

(b)         The indemnification provided for in Section 8.3 is subject to the following limitations:

(i)          The Company shall have no indemnification obligations in respect of claims made pursuant to Section 8.3 unless the Buyer Indemnified Party gives written notice of the claim to the Stockholder Representative in accordance with the procedures set forth in this Agreement on or before the Limitation Date. If the Buyer Indemnified Party delivers such written notice of a claim on or prior to the Limitation Date, then Company’s indemnification obligation, if any, in respect of the claims described in the notice shall survive the Limitation Date, notwithstanding that the representations and warranties on which such claim is based have expired.

(ii)         The Company shall have no indemnification obligation in respect of claims made pursuant to Section 8.3 unless and until the aggregate amount of all Damages incurred by all Buyer Indemnified Parties exceeds the Threshold, at which time all Damages shall be recoverable (except as limited by the other provisions of this Agreement).

(iii)        The Company shall have no indemnification obligation in respect of claims made pursuant to Section 8.3 to the extent that the aggregate amount of Damages incurred by the Buyer Indemnified Party exceeds the value of the Holdback Shares, as determined in accordance with Section 2.6(b).

8.5.         Procedures.

(a)          Buyer Indemnification. With respect to indemnification claims that may be asserted under Section 8.2:

(i)          If a Company Indemnified Party wishes to seek indemnification under this Section 8, the Stockholder Representative shall give written notice thereof to the Buyer; provided, that in the case of any action or lawsuit brought or asserted by a third party (a “Third Party Claim”) that would entitle the Company Indemnified Party to indemnity hereunder, the Stockholder Representative shall promptly notify the Buyer of the same in writing; provided further, that the failure to so notify the Buyer promptly shall not relieve the Buyer of its indemnification obligation hereunder except to the extent that the Buyer has been materially prejudiced thereby. Any request for indemnification made by a Company Indemnified Party shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof.

(ii)         In the case of any Third Party Claim, if within 30 Business Days after receiving the notice described in Section 8.5(a)(i) above the Buyer gives written notice to the Stockholder Representative stating (i) that the Buyer disputes and intends to defend against such claim and (ii) that the Buyer will be solely responsible for all costs, expenses and liabilities incurred in connection with or otherwise relating to such claim, then counsel for the defense shall be selected by the Buyer (subject to the consent of the Stockholders Representative, which consent shall not be unreasonably withheld), whereupon the Buyer shall not be required to make any payment to the Company Indemnified Party for the costs of its defense counsel in respect of such Third Party Claim as long as the Buyer is conducting a good faith and diligent defense; provided, that the Company Indemnified Party and Stockholder Representative shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. If the Buyer assumes the defense in accordance with the preceding sentence, it shall have the right, with the consent of the Stockholder Representative, which consent shall not be unreasonably withheld, to settle the portion of such Third Party Claim that is subject to indemnification; provided, that the settlement (i) does not involve the imposition of an injunction or other equitable relief on the Company Indemnified Party, and (ii) expressly and unconditionally releases the Company Indemnified Party from all Liabilities with respect to such Third Party Claim (and all other claims arising out of the same or similar facts and circumstances), with prejudice. The Buyer shall keep the Stockholder Representative apprised of the status of any Third Party Claim for which it has assumed the defense, shall furnish the Stockholder Representative with all documents and information that such Company Indemnified Party reasonably requests, and shall consult with the Stockholder Representative prior to acting on major matters, including settlement discussions. Notwithstanding any of the foregoing, the Buyer shall not have the right to assume control of the defense, and shall pay the reasonable fees and expenses of counsel retained by the Company Indemnified Party, if the Third Party Claim which the Buyer seeks to assume control of: (1) seeks non-monetary relief; (2) involves criminal or quasi-criminal allegations; (3) is one in which Buyer and the Company Indemnified Party are both named in the complaint, and joint representation by the same counsel would be inappropriate under applicable standards of ethical conduct; (4) could reasonably be expected to adversely affect the Taxes of the Company Indemnified Party for a taxable period (or portion thereof) beginning after the date hereof; or (5) involves a claim for which an adverse determination would have a material and adverse effect on the Company Indemnified Party’s reputation or future business prospects. If notice of intent to dispute and defend is not given by the Buyer within the time period referenced above, or if such diligent good faith defense is not being or ceases to be conducted, then the Company Indemnified Party may undertake the defense of (with counsel selected by such Company Indemnified Party), and shall have the right to compromise or settle, such Third Party Claim (exercising reasonable business judgment) in its discretion. If such Third Party Claim is one that, by its nature, cannot be defended solely by the Buyer, then the Company Indemnified Party shall make available all information and assistance that the Buyer shall reasonably request, and shall cooperate with the Buyer in such defense.

(b)          Company Indemnification. With respect to indemnification claims that may be asserted under Section 8.3:

(i)          If a Buyer Indemnified Party wishes to seek indemnification under this Section 8, the Buyer Indemnified Party shall give written notice thereof to the Stockholder Representative; provided, that in the case of any Third Party Claim that would entitle the Buyer Indemnified Party to indemnity hereunder, the Buyer Indemnified Party shall promptly notify the Stockholder Representative of the same in writing; provided further, that the failure to so notify the Stockholder Representative promptly shall not relieve the Company of its indemnification obligation hereunder except to the extent that the Company has been materially prejudiced thereby. Any request for indemnification made by a Buyer Indemnified Party shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof.

(ii)         In the case of any Third Party Claim, if within 30 Business Days after receiving the notice described in Section 8.5(b)(i) above the Stockholder Representative gives written notice to the Buyer Indemnified Party stating (i) that the Stockholder Representative disputes and intends to defend against such claim and (ii) that the Company will be solely responsible for all costs, expenses and liabilities incurred in connection with or otherwise relating to such claim, then counsel for the defense shall be selected by the Stockholder Representative (subject to the consent of the Buyer Indemnified Party, which consent shall not be unreasonably withheld), whereupon the Company shall not be required to make any payment to the Buyer Indemnified Party for the costs of its defense counsel in respect of such Third Party Claim as long as the Company is conducting a good faith and diligent defense; provided, that the Buyer Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. If the Company assumes the defense in accordance with the preceding sentence, it shall have the right, with the consent of the Buyer Indemnified Party, which consent shall not be unreasonably withheld, to settle the portion of such Third Party Claim that is subject to indemnification; provided, that the settlement (i) does not involve the imposition of an injunction or other equitable relief on the Buyer Indemnified Party, and (ii) expressly and unconditionally releases the Buyer Indemnified Party from all Liabilities with respect to such Third Party Claim (and all other claims arising out of the same or similar facts and circumstances), with prejudice. The Stockholder Representative shall keep the Buyer Indemnified Party apprised of the status of any Third Party Claim for which it has assumed the defense, shall furnish the Buyer Indemnified Party with all documents and information that such Stockholder Representative reasonably requests, and shall consult with the Buyer Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding any of the foregoing, the Company shall not have the right to assume control of the defense, and shall pay the reasonable fees and expenses of counsel retained by the Buyer Indemnified Party, if the Third Party Claim which the Company seeks to assume control of: (1) seeks non-monetary relief; (2) involves criminal or quasi-criminal allegations; (3) is one in which Buyer Indemnified Party and the Company are both named in the complaint, and joint representation by the same counsel would be inappropriate under applicable standards of ethical conduct; (4) could reasonably be expected to adversely affect the Taxes of the Buyer Indemnified Party for a taxable period (or portion thereof) beginning after the date hereof; or (5) involves a claim for which an adverse determination would have a material and adverse effect on the Buyer Indemnified Party’s reputation or future business prospects. If notice of intent to dispute and defend is not given by the Company within the time period referenced above, or if such diligent good faith defense is not being or ceases to be conducted, then the Buyer Indemnified Party may undertake the defense of (with counsel selected by such Buyer Indemnified Party), and shall have the right to compromise or settle, such Third Party Claim (exercising reasonable business judgment) in its discretion. If such Third Party Claim is one that, by its nature, cannot be defended solely by the Company, then the Buyer Indemnified Party shall make available all information and assistance that the Company shall reasonably request, and shall cooperate with the Company in such defense.

8.6.         Exclusive Remedy; Fraud. From and after the Closing, the indemnification provided pursuant to this Section 8 shall be the sole and exclusive remedy for any Damages resulting from or arising out of any breach or claim in connection with this Agreement, the Disclosure Schedules or any certificate delivered in connection with this Agreement, regardless of the cause of action; provided, however, that neither the foregoing nor anything else contained in this Agreement shall limit a Party’s remedies in the case of fraud or in respect of the pursuit of equitable remedies, including injunctive relief and specific performance. In the event any Party to this Agreement perpetrates a fraud on another Party hereto, the Party that suffers Damages by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud without regard to any limitations set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

Section 9.         Miscellaneous.

9.1.         Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of Buyer, the Company and the Stockholder Representative or (b) by a waiver in accordance with Section 9.2.

9.2.         Waiver. Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a wavier of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Section 9.2 shall not constitute a waiver of any of such rights. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.3.         Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.4.         Fees and Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the Ancillary.

9.5.         Notices. All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via facsimile (with original copy to follow) to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 9.5):

If to the Company:

Acueity Healthcare, Inc.
c/o Adrian Rich of Dorsey & Whitney LLP
305 Lytton Avenue

Palo Alto, CA 94301

Facsimile: (650) 857-1288
Attention: Roberta Lee

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
305 Lytton Avenue
Palo Alto, CA 94301
Facsimile: (650) 857-1288
Attention: Adrian Rich

If to the Stockholder Representative:

Ted Lachowicz
38 Grand Corniche Drive
Henderson, NV 89011
Facsimile: (702) 566-9651

If to Buyer:

Atossa Genetics Inc.
4105 E. Madison Street, Suite 320
Seattle, WA 98112
Facsimile: (206) 325-6087
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Three Embarcadero Center, 3rd Floor
San Francisco, CA 94111
Facsimile: (415) 315-6026
Attention: Ryan A. Murr

9.6.         Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of the Company, the Stockholder Representative and Buyer; provided, however, that notwithstanding the foregoing, Buyer may at any time in its sole discretion and without the consent of any other Party assign, in whole or in part, (a) its right to purchase the Purchased Assets and assume the Assumed Liabilities to one or more of its Affiliates (provided that no such assignment shall release Buyer from its obligations hereunder); (b) its rights under this Agreement and the Ancillary Agreements for collateral security purposes to any lender providing financing to Buyer, such permitted assign or any of their Affiliates, and any such lender may exercise all of the rights and remedies of such assignee hereunder and thereunder; and (c) its rights under this Agreement and the Ancillary Agreements to any subsequent purchaser of Buyer or any of its divisions or any material portion of its assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise).

9.7.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

9.8.         Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

9.9.         Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.10.        Entire Agreement. This Agreement, the Schedules identified in this Agreement and the other documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

9.11.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

9.12.        Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably and unconditionally consents hereby to submit to the exclusive jurisdiction of the California Superior Court for the County of San Francisco, or of any federal court of the United States, located in San Francisco County, California (the “California Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the California Courts and agrees not to plead or claim in any California Court that such litigation brought therein has been brought in any inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any California Court.

9.13.        Parties in Interest; Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, except that any Person that is a Company Indemnified Party shall have the right to enforce the obligations contained in Section 8. herein. Notwithstanding the foregoing, each individual and entity set forth on Schedule 2.6, together with each of their respective Affiliates, successors and assigns (each, a “Registrable Holder”), shall be deemed to be a third-party beneficiary under this Agreement with respect to the Buyer’s obligations pursuant to Section 6.7 with respect to all Stock Consideration owned or held of record by such Registrable Holder, and such Registrable Holder shall the right to enforce such agreement against Buyer in accordance with the terms of this Agreement for so long as such Registrable Holder owns or holds of record any Stock Consideration.

9.14.        Press Releases and Announcements; Confidentiality. At and after the Closing, no press release or public statement related to this Agreement or the transactions contemplated hereby, or other announcement to the employees or customers of the Company, shall be issued without the prior written consent of the Buyer and the Stockholder Representative, except as required by applicable law (in which case the Party required to make a public disclosure agrees to inform the other Parties prior to any disclosure and such disclosure shall be prepared jointly by the Company and Buyer).

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

COMPANY:

By:	/s/ Roberta Lee
Name: Roberta Lee
Title:

BUYER:

By:	/s/ Steven C. Quay
Name: Steven C. Quay, M.D., Ph.D.
Title: President and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

By:	/s/ Ted Lachowicz
Name: Ted Lachowicz